EXHIBIT 23(a)



                         Consent of Independent Auditors

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-53401) and related Prospectus of United Dominion Realty Trust, Inc. for the registration of 1,528,089 shares of its common stock and 1,528,089 rights to purchase Series C Junior Participating Redeemable Preferred Stock and to the incorporation by reference therein of our report dated January 28, 1998, with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                     Ernst & Young LLP


Richmond, Virginia
May 22, 1998